                                                                    EXHIBIT 99.1
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                           [LETTERHEAD OF PROFFITT'S]


For Release 7:30 A.M. EST Friday, December 19, 1997

                PROFFITT'S, INC. ANNOUNCES CASH TENDER OFFER ON
                       PARISIAN SENIOR SUBORDINATED NOTES


                                            Contact:  Julia Bentley
                                                      (423) 981-6243

Birmingham, Alabama--Department store retailer Proffitt's, Inc. (NYSE:PFT)
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("Proffitt's" or the "Company") today announced that its wholly-owned subsidiary, Parisian, Inc. ("Parisian") has commenced a cash tender offer and consent solicitation relating to the $96,597,000 outstanding principal balance of 9-7/8% Parisian Senior Subordinated Notes due 2003 (the "Notes"), as guaranteed by Proffitt's, Inc.

The purchase price to be paid for each validly tendered Note will be based upon a fixed spread of 35 basis points over the yield to maturity on the 8 1/4% U.S. Treasury Note due July 15, 1998, less a consent payment equal to $10 per $1,000 principal amount of the Notes. The Company expects that the purchase price for the Notes will be effectively set on Friday, January 16, 1998, when the yield on the reference Treasury Note is determined.

In conjunction with the tender offer, consents to certain proposed amendments to the Indenture governing the Notes are being solicited. Among other things, these amendments would eliminate substantially all of the restrictive covenants and would amend certain other provisions contained in the Indenture relating to events of default, changes in control, and defeasance of the Notes. Holders who tender their Notes will be required to consent to the proposed amendments.

The tender offer expires at 12:00 midnight, New York City time, on Wednesday, January 21, 1998, unless extended. Once sufficient consents to amend the Indenture have been received, an announcement of that result will be made. Holders will then have one additional day on which to make or withdraw tenders and consents. The Company expects sufficient consents may be received by Tuesday, January 6, 1998, in which case the last day on which holders can tender and consent or withdraw (the "consent date") will be January 7, 1998. Holders who validly tender their Notes and properly deliver their consents on or before the consent date will receive, in addition to the purchase price, a consent payment of $10 per $1,000 principal amount tendered.

Merrill Lynch & Co. and NationsBanc Montgomery Securities, Inc. are acting as the Dealer Managers for the tender offer and the consent solicitation. The Depositary for the tender offer is AmSouth Bank. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation, may be obtained from either Chris Sevrens at Merrill Lynch & Co. at (212) 449-1553 or Jonah Hirsch at NationsBanc Montgomery Securities, Inc. at (704) 388-4807. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Beacon Hill Partners, Inc., the Information Agent, at 90 Broad Street, New York, New York 10004, at (800) 755-5001.

R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc., stated, "The decision to tender for the balance of the Parisian Notes is based on our ability to refinance this debt under more favorable terms. These more favorable terms result from the improving credit profile of our Company stemming from our operating results and previously announced capital structure enhancements, as well as from current financial market conditions."

Proffitt's, Inc., currently operates 177 stores in twenty-four under the store names of Parisian, Proffitt's, McRaes's, Younkers, and Herberger's. The Company's annual revenues exceed $2.3 billion.